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                                                                   EXHIBIT 10.43

                                                                      Attachment
                     METROPOLITAN LIFE INSURANCE COMPANY

                        ANNUAL VARIABLE INCENTIVE PLAN

         (For performance periods starting on or after January 1, 1999)


  I. PURPOSE OF THE PLAN

     - Align total annual pay with the Company's annual financial business results.

     - Provide competitive levels of pay for competitive levels of Company performance.

     - Make a competitive portion of total compensation variable based on Company, business unit and individual performance.

 II. PARTICIPATION

     All associates in salary grade 29 and above who have signed the "Agreement to Protect Corporate Property", other than those participating in incentive plans which are alternatives to, and not supplementary to, the Annual Variable Incentive Plan.

     In addition, the Officers may impose such other reasonable conditions for participation in the Annual Variable Incentive Plan as they deem necessary or appropriate.

III. DETERMINATION OF THE INCENTIVE POOL FOR DISTRIBUTION

     The Board determines at the beginning of the performance year financial objectives consistent with the Company's Annual Business Plan that will provide the basis for determining the maximum aggregate incentive pool for distribution. The pool will be determined using a formula approved by the Board, which will be expressed in terms of percentages of operating earnings and return on equity ("ROE"). The formula will be reviewed each year by the Board to determine its appropriateness in connection with the Company's Business Plan, and may be revised by the Board as a result of such review. The maximum pool may also be increased by the Nominating and Compensation Committee ("Committee") based on the recommendation of the Chief Executive Officer ("CEO").

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Annual Variable Incentive Plan                                      Page 2 of 4

     For purposes of this Plan: (a) "Operating earnings" means earnings net of all taxes (other than the surplus tax), and excludes the impact of demutualization costs; and (b) "Return on Equity" means operating earnings divided by GAAP equity, where GAAP equity excludes unrealized investment gains.

     A portion of the aggregate incentive pool resulting from the formula will be allocated by the CEO among the various business units based on their performance relative to certain agreed upon objectives set at the beginning of the performance year by the CEO. Following the performance year, business unit performance will be evaluated by the CEO. All or a portion of the aggregate incentive pool allocated to a particular business unit may be distributed to Plan participants in that business unit, depending on the performance of that business unit. A portion of the pool will be applied to the Company's Performance Incentive Plan, as determined by the CEO.

IV.  CALCULATION OF TARGET INCENTIVE OPPORTUNITIES

     A. Incentive opportunity percentages for various position levels are determined based on competitive total compensation market factors and take into account incentive compensation opportunities for comparable positions at our comparator companies, including major insurance companies, banks and diversified financial services companies.

     B. The schedule of the incentive opportunity percentages for the various categories of participants is:


                                                            INCENTIVE
          POSITION LEVEL                            OPPORTUNITY PERCENTAGE
          --------------                            ----------------------

          #1 (Chief Executive Officer)                        150%
          #2 (President)                                       90%
          #3 (Senior Executive Vice-President)                 80%
          #4 (Executive Vice-President)                        70%
          #5 (Senior Vice-President)                           50%
          #6 (Vice-President)                                  40%
          #7 (Assistant Vice-President)                        25%
          #8 (Non-Officer Participant)  (Grade 31)             15%
                                        (Grade 30)             10%
                                        (Grade 29)              5%

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Annual Variable Incentive Plan                                       Page 3 of 4

     Participants' actual base earnings (excluding payments under any incentive compensation plan) during the performance year are used as the base to calculate individual incentive opportunities. In general, target incentive opportunities are calculated by multiplying the participant's actual annual base earnings by the applicable incentive opportunity percentage. Where an individual becomes eligible to participate in the Plan during the performance year, or where a Plan participant's status changes during the performance year, the participant's target incentive opportunity will be prorated accordingly.

V.   CALCULATION OF INDIVIDUAL AWARDS

     In considering individual award recommendations, significant weight is given to business unit and individual performance. Relative contributions among plan participants is also considered. It is anticipated that there will be significant differentiation of annual incentive awards based on individual performance. Where performance indicates, individuals may receive no award at all.

     The total of all individual awards under the Plan may not exceed the maximum aggregate incentive pool.

VI.  ADMINISTRATION OF AWARDS

     A. Incentive awards for any performance year shall be made as soon as possible during the following calendar year in the form of lump sum payments.

     B. Participants terminating employment after the performance year, but before the payout, are eligible to receive an award, at the Company's discretion.

     C. Participants terminating employment during the performance year due to death, disability, retirement, or staffing adjustment programs adopted by the Company, may be eligible to receive awards on a pro-rata basis, at the Company's discretion. Participants terminating employment for reasons other than death, disability, retirement, or such staffing adjustment programs during a performance year are not eligible for an award.

     D. Participants terminating employment "for cause" at any time before payment of awards are not eligible for an award.

     E. Incentive awards paid prior to retirement or discontinuance of employment will be taken into account for purposes of determining the level of Insurance
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                                                                    Page 4 of 4

Annual Variable Incentive Plan

          and Retirement benefits and contributions to the Savings and Investment Plan, subject to any regulatory limitations or approvals. Incentive awards paid subsequent to retirement or discontinuance of employment will not be taken into account for purposes of determining the level of Insurance and Retirement benefits or contributions to the Savings and Investment Plan, except as may be provided otherwise in any other Company plan or program.

VII. ROLE OF THE NOMINATING AND COMPENSATION COMMITTEE
     _________________________________________________

     The Committee exercises overall responsibility and has broad discretion in the administration of the Plan.

     With respect to corporate performance, inasmuch as other unforeseen matters have an impact on overall performance during the year, the Committee, at its discretion, may adjust performance either positively or negatively. The Committee may use its discretion to adjust for unusual events that are beyond the control of management and obviously influence performance results unduly, such as material changes in accounting policy, tax and other government regulations, and the acquisition or sale of a business.

     With respect to individual awards, the Committee will report its recommendations for individual incentive awards for Officers of the rank of Executive Vice-President and above to the Board following the performance year. Following the determination of awards, the Committee will receive a summary report of all incentive award payments. In addition, an annual report listing individual awards paid to participants in the Long Term Performance Compensation Plan will be submitted to the Committee.


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